NEWS RELEASE
TSX: SCY
September 25, 2017
NR 17-7
www.scandiummining.com

SCANDIUM INTERNATIONAL SECURES SCANDIUM EXPLORATION
PROPERTY IN FINLAND

Reno, Nevada, September 25, 2017 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that its wholly-owned subsidiary company, Scandium International Mining Corp., Norway AS, has been granted a reservation on an Exploration License for the Kiviniemi Scandium Property in central Finland from the Finnish regulatory body governing mineral exploration and mining in Finland. The Geological Survey of Finland (“GTK”) conducted airborne survey work on the area in 1986, conducted exploration drilling on the property in 2008-2010, and published those program results on their public GTK website in 2016.

HIGHLIGHTS:

  Kiviniemi property previously identified for scandium and explored by GTK,
  Property is a high iron content, medium grade scandium target, located on surface, with on-site upgrade potential,
  Early resource upgrade work done for GTK promising, confirmed by SCY,
  Property is all-weather accessible, close to infrastructure, and
  Finland location is mining-friendly and ideally suited to EU customer markets.

DISCUSSION:
Property/Location. The Kiviniemi property is located in the municipality of Rautalampi, Eastern Finland Province, approximately 350km northeast of Helsinki, by road. The closest major city/airport is Kuopio (pop. 110,000), approximately 70km to the northeast of the property. The exploration target is located on a small portion of a family farm, partially cleared for farming. Most of the property is wooded, including the area where the mineralization has been located,

SCY Mineral Reservation. SCY applied for a reservation on the property in early 2017, which was granted in June, after the public comment period ended. The reserved exploration area is approximately 24.6 hectares (0.25 square kilometer), identical to the historic GTK exploration license on the property, which expired in 2015. The mineralized area, as defined on GTK resource modeling maps, is approximately 25% of the total reservation. This reservation grants SCY a first position right to apply for an exploration license on the property (protected through 2018). The Company is preparing the application, which is a straightforward process.

Prior Exploration Work. GTK performed magnetic surveys on the general area in 1986, focused on copper/nickel/cobalt targets, and based on current mining activity in the area. That initial field work located a significant magnetic anomaly on the Kiviniemi property. In 2008, GTK initiated an exploration drilling program on the property, completing 4 diamond core holes in that first program phase, followed by a further 5 diamond holes in 2010, totaling 1,250 meters, at an average (angled) length of 139 meters, and a maximum vertical extension of 167 meters. The drill spacing varied from 50-200 meters, using a diamond drill size of 46mm (T56).

Four of the nine total holes drilled (approx. 850 meters) are in the mineralized area, with the remainder defining portions of the mag zone that did not contain scandium. The mag zone is generally very high in iron, ranging from about 20% to 35% Fe. The GTK published the results of the drill program assays, and other information on the geology and mineralization, on their website in 2016.

Geology of Resource Target. The host rock is very iron-rich, garnet-bearing fayalite ferro(monzo) diorite. The main minerals in the deposit include: plagioclase, potassium feldspar, ferrohedenbergite (clinopyroxene), ferrohastingsite (amphibole), almandine garnet and fayalite. The principal scandium carrier minerals are ferrohastingsite (59%) and ferrohedenbergite (40%).

Resource Modeling. GTK completed and published a paper outlining property work including a 3D modeling and resource estimation on the project, in March 2016. The authors employed data from 6 holes, and used an industry standard GEOVIA Surpac software to produce a geological 3D domain model, and inverse distance was run to estimate resource grades into the block model. The authors declined to specifically characterize the resource on the basis of limited holes and uneven spacing, describing their estimate as an “exploration potential measurement”. The authors estimated that another 500-700 meters of drilling (5-7 holes) would establish 50 meter centers on the target and allow a resource classification. The mineralized target remains open at depth.

The authors did provide a table of results on tonnage estimates from their modeling work, at various cut off values, excerpts of which are presented below.

Kiviniemi ScandiumP roperty - GTK Resource Potential Estimate
Estimated Potential Tonnage (Mt)	Sc Cut Off Grade (ppm)	Average Grade Estimate (ppm)
		Scandium	Yttrium	Zirconium
12.6 12.5 11.1	60 100 150	170.1 170.9 173.3	80.5 80.3 80.2	1745 1744 1830

SOURCE: Publication, GTK, "3D Modeling and Mineral Resource Estimation of the Kiviniemi Scandium Deposit, Eastern Finland". Authors, Janne Hokka &Tapio Halkoaho

NOTE: This historical resource estimate does not use the categories prescribed by NI 43-101. A qualified person (as defined in NI 43-101) has not done sufficient work to classify the historical estimate as a current mineral resource. The Company is not treating the historical estimate as a current mineral resource.

The Company believes the standards and controls employed by GTK are consistent with the standards contemplated by NI 43-101. However establishing a mineral resource that meets the standards prescribed by NI 43-101 will require independent verification of past results and infill drilling.

Metallurgical Upgrade Work. In 2010, GTK engaged their metallurgical research laboratory (at Outokumpu) to conduct standard upgrade testing on the drill core sample material, specifically magnetic gravity separations. The mag separation work suggested a scandium upgrade to approximately 346ppm, based on a resource material head grade of 160-200ppm, and a 72% scandium recovery.

In June 2017, SCY engaged FLSmidth (Salt Lake City, Utah) seeking to duplicate the earlier 2010 upgrade work and confirm the earlier results. The earlier results were generally confirmed, in that the 2017 work achieved magnetic separation upgrade assays of 286ppm on a resource material head grade of 186ppm. SCY supplied FLSmidth with approximately 16kg of resource material sourced from GTK, all samples from a single hole (P433-R3). FLSmidth also carried out scandium check assays on the individual drill hole samples provided by GTK, with good grade correlation to GTK data.

Summary. The Kiviniemi property represents a medium grade scandium resource target that has remained unrecognized and overlooked by exploration work, largely due to the absence of the more commonly sought-after minerals in the region, specifically copper, nickel and cobalt. The target has benefited significantly from valuable early exploration work by the GTK, which has advanced the property to a stage where successful metallurgical investigations may prove value that offsets grade concerns. SCY estimates roughly US$2M of work value has been directed at this property to date, including field work, drilling programs, assay work, overheads, and metallurgical upgrade studies, but firm numbers are not available.

We intend to first secure our exploration license, then plan a limited drill program to augment the existing GTK data, and provide more sample material for metallurgical test work programs to define economic site upgrade possibilities on the scandium mineralization observed to date.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are interested in Kiviniemi because it addresses our objective to find a potentially significant scandium production source in Europe that we believe will be welcomed by European markets. This target benefits from high quality, well documented grass roots exploration work done by GTK, which gives us a faster start in our search for that European production asset. Equally important, we see positive early potential to address mineral grade concerns with low cost, on-site, effective upgrade techniques, which we intend to pursue with test work and our scandium processing know how.”

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

Casey Danielson, a qualified person as defined by National Instrument 43-101 and a Consulting Geologist to the Company, has reviewed and approved the scientific and technical information in this press release on behalf of the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. In September 2017, SCY shareholders approved a share exchange deal with our 20% Nyngan/Honeybugle project partner, Scandium Investments LLC (“SIL”) which will raise SCY’s project interests to 100% for the Nyngan/Honeybugle Projects, in return for issuance of common shares in SCY equivalent to 20% of the Company outstanding shares, post transaction. The share exchange is expected to close later this year. The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For further information, please contact:

George Putnam, President and CEO.
Tel: 925-208-1775
Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to financing future exploration work, the possibility that results of exploration work will not fulfill expectations and realize the perceived potential of the Kiviniemi property; uncertainties involved in the estimation of Scandium resources; the possibility that required exploration licenses may not be obtained on a timely manner or at all; the possibility that the estimated grade and recovery rates may not be achieved; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.